EXHIBIT 99.1
CORPORATE PARTICIPANTS
Howard Hochhauser
Martha Stewart Living Omnimedia — CFO
Susan Lyne
Martha Stewart Living Omnimedia — President, CEO
CONFERENCE CALL PARTICIPANTS
Lisa Monaco
Morgan Stanley — Analyst
Michael Meltz
Bear Stearns — Analyst
PRESENTATION

Operator
Good morning and welcome to the Martha Stewart Living Omnimedia first quarter 2007 earnings conference call and webcast. All participants will be in a listen-only mode until the question-and-answer session of the call. At the request of Martha Stewart Living Omnimedia, this call is being recorded. Anyone with objections should disconnect at this time. At this time, it is now my pleasure to introduce Howard Hochhauser, Chief Financial Officer of Martha Stewart Living Omnimedia. Sir, you may begin when ready.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Thank you very much and good morning, everyone. Welcome to our conference call to review first quarter 2007 results. Susan Lyne, our President and CEO will bring you up to speed on first quarter developments and then I will talk about recent performance and our outlook for the second quarter and the full year. Our prepared remarks should take about 20 minutes and then we will open it up for your questions.
Before turning the call over to Susan, let me remind you that our discussions will contain forward-looking statements, which are made pursuant to the Private Securities Litigation Reform Act of 1995 as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Now let me turn things over to Susan.

Susan Lyne — Martha Stewart Living Omnimedia — President, CEO
Thank you, Howard. And thanks to all of you for joining us on our first quarter earnings call and webcast. The results I am sharing with you this morning mark a terrific start to what we expect to be another year of strong growth for the Martha Stewart Company.
Revenue for the quarter grew 7% to $66.7 million, driven by solid gains across our Publishing, Internet and Merchandising segments. While many of our key initiatives will not begin contributing in the second half of the year, we still outperformed the high end of our operating income and adjusted EBITDA guidance across all segments. Excluding the $5.7 million non-cash compensation expense associated with the vesting of a warrant, loss per share from continuing operations would have been $(0.12), ahead of consensus estimates of a $(0.17) loss.

I said on our last call that this year marks the company’s transition from a period of recovery to one of expansive growth. In 2006, we forged important new licensing agreements with carefully chosen partners and built the foundation for a powerful and promising web business. This year, most of those initiatives will become contributors, starting with the launch of Martha Stewart Crafts this week. I will address those launches in a minute.
But first I want to talk about a really exciting new partnership. In every statement about our merchandising strategy, we have noted that our greatest untapped opportunity lies in the food category. We have built a lot of brand equity in this arena; Cooking and Entertaining is our leading core content area; our Food channel is the top site category on marthastewart.com; our Martha Stewart kitchens develop and test hundreds of new recipes each year; and our food styling and photography is unparalleled. The challenge was finding a partner that shared our commitment to raising the bar for consumers and to ramping the business to its full potential. I could not be happier to announce that this week we signed a partnership agreement with Costco, a company we have long admired for innovation, its customer service and its focus on high-quality, high-volume SKUs.
For those of you who do not know the company well, Costco is now the country’s fifth largest retailer with almost $60 billion in annual sales, largely because they deliver great merchandise at the best price. For the last two years, they have won the JD Power award for highest overall customer service and we love that. We are already working with Costco’s private label team on a program of fresh and frozen foods that will be co-branded Signature by Martha Stewart. I expect to be able to share more information about this important ‘08 initiative on our next conference call.
This quarter we also entered into a long-term media and endorsement contract with the Singer Sewing Company, the most widely known sewing machine company in the country. This relationship is part of a strategic expansion of our crafts initiative, which includes our new Martha Stewart Crafts line and an expanded crafts channel on marthastewart.com that is now the second most popular content area on our site. The Martha Stewart Crafts line launched this week at over 900 Michaels arts and crafts stores and it definitely lives up to its promise. A small portion of this line shipped in Q1, which helped our merchandising segment outperform guidance. The line is also available on our dedicated website, martha stewartcrafts.com, and will roll out to independent retailers later this year.
The marketing campaign kicks-off on Sunday but sales are already brisk, largely driven by craft blogs and word of mouth. In our first week of soft launch, with boxes still being unpacked, we sold over $1 million of product! That gives us confidence that this can be a $100 million business for us in the not too distant future. We are actively looking to expand into other segments of this $30 billion business, jewelry crafting, knitting, fashion crafting, baking and party crafts with how to content as well as product. Go visit your local Michael’s store this weekend and you will understand why we are so bullish about this opportunity.
I’m not going to spend a lot of time on our other upcoming merchandise launches. I’ve talked about them before, except to say that our expectations are high. Martha Stewart collection at Macy’s, our biggest initiative, looks spectacular and is on track for a late summer launch. Macy’s shares our confidence in this line. At a recent analyst meeting, Federated’s CEO Terry Lundgren noted that aspirational brands like ours will represent the lion’s share of Macy’s growth and Janet Grove, Federated’s Vice-Chair, called the collection “the single most important initiative that will really define us for the future.”
Our Martha Stewart Colors paint program launches imminently at 1375 Lowe’s home improvement stores - 350 new colors for interior and exterior use. Our new rug collection is not yet available to consumers, but the wholesale orders coming out of the Atlanta rug market in January and the High Point market in March were above target. We are optimistic that these beautiful rugs will meet with the same enthusiastic response for Macy’s customers that our Bernhardt furniture has.
I want to take a few minutes to update you about last month’s successful relaunch of our marthastewart.com website. This is a key initiative for the company on many levels, creating a platform that would integrate our media assets, deliver an engaging and intuitive user experience, and allow us to compete aggressively in the Internet ad market. I am happy to report that we launched on time and on budget and the early results are very promising.
I noted on our last call that we expected a decrease in traffic after the launch, while search engines reindex the site. And search engine referrals are down, but traffic from other sources has been stronger than anticipated, so we are actually pacing ahead of expectations with page views 17% ahead of forecast and unique listeners 44% ahead of forecast. This gives us a higher base as we begin ramping our traffic later this month.
To market the site outside our own media channels, we are working with Reprise Media, a leader in the space, and we intend to continue investing in search engine marketing based on the favorable returns we have seen so far. In addition to SEM, we continue to work with 360i, which has advised us through the redesign to make our site more search-engine friendly; search engine optimization remains a near-term priority for us. Advertisers have responded favorably to the new site and our omnimedia programs are gaining traction. 20% of internet ad revenue is now coming from these multi-platform sales.
We have several new releases planned for this quarter: the first will allow us to offer more customized ad buys; the second is focused on traffic-drivers. We have set aggressive goals for ‘07 but we are currently pacing to those targets. Q1 ad revenues were up 40% year-over-year, and Q2 is looking strong. But our eyes are on Q4 when we expect to register strong gains with a seasonal surge in internet usage and our community and personalization launch.
On to Publishing. Our Publishing Business segment was a tremendous success story last year and 2007 promises more of the same. Last year, revenue growth exceeded page growth and that trend is continuing. Ad pages increased 7% at Martha Stewart Living, our flagship magazine, 14% at Everyday Food, and 9% at Body + Soul over the prior year’s first quarter, while publishing advertising revenue rose 20% to $21.4 million. We will continue to focus on rate per page and not just page growth.
Our book business is ramping up: On the heels of our Q4 bestseller, Martha Stewart’s Homekeeping Handbook, the Everyday Food: Great Fast Food cookbook, published by Clarkson Potter in March soared to the top of the New York Times bestseller list in the paperbook “Advice/ How-To” category within days of its publication. Our new special projects group is focused on delivering a steady stream of high quality, high-interest books to the marketplace and we will have more for you on this initiative next quarter.
Our Broadcasting business continues to perform well with revenue in the Martha Stewart Show, the Everyday Food TV show on PBS, and the Martha Stewart Living Radio channel on SIRIUS Satellite Radio. The Martha Stewart show has been renewed for a third season and has been cleared in 95% of the country; a strong endorsement for a show that delivers excellent how-to programming while also being a valuable platform for all our segments, particularly during launch periods, driving 1.5 million viewers daily to our magazines, website and retailers that carry our products.
Last month, we hosted an “Upfront” presentation for advertisers and agencies on the set of the Martha Stewart Show. The event focused on our 360-degree Omnimedia sales model, which enables advertisers to showcase their products across our Publishing, Internet and Broadcasting platforms. The high-margin integrations we can offer on television are very attractive to advertisers and have driven a marked increase in cross platform sales. Martha Stewart show was honored once again this year by the National Academy of Television Arts and Sciences with five Daytime Emmy Award nominations. We are looking forward to the awards in June.
After of a year of talking to you about our strategic goals and new initiatives, it is very gratifying to finally be able to report some of the tangible benefits of the team’s hard work. We are very excited about the rollout this year and look forward to sharing more good news in the quarters to come as we continue to increase our share of ad dollars in print, broadcasting and online and get our new products into stores and of course into the hands of consumers. And as our Costco announcement confirms, we will continue to build the company’s offerings and our business potential with new initiatives that deliver on the promise of our brands.
Our goal is nothing less than to be recognized as the first name in lifestyle across media and merchandising. We remain committed to diversifying our Merchandising portfolio, expanding our customer base, and growing our brands and our revenue aggressively but wisely with an eye to delivering strong near-term results at the same time that we pursue new opportunities for even stronger long-term growth.
And now, I will turn the call back over to Howard to walk you through a more detailed financial review and our guidance.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Thank you, Susan. Today, I’ll cover three topics. First, a review of the first quarter, second, a look at the business by segment, and finally, updated guidance.
Beginning with the quarter review: first quarter results show that we are off to a very strong start for the year. Total revenue in the quarter rose 7.4% to $66.7 million and adjusted EBITDA was modestly up at a loss of $(2.4) million. Compared to the prior year’s quarter, the first quarter included incremental investments in Blueprint and the higher costs associated with our new website. We finished the quarter with $87.3 million in cash, cash equivalents and short-term investments.

The results are well ahead of guidance, driven by a combination of deferred spending and an improvement in business including an unanticipated endorsement and media deal with the Singer Sewing Company as well as revenue from wholesale sales of our Martha Stewart Crafts line with EK Success. As Susan noted, this is an important year in which the initiatives we talked about last year move out of development and into the marketplace. First quarter performance demonstrates how we continue to manage the business for growth.
Turning to a look at the business segments: In Publishing, our two goals remain fixed: Increase CPMs and, second, diversify the business. And we accomplished both in the quarter. As to CPMs, Publishing ad revenue grew $3.5 million, or 20%, with revenue growth outpacing page growth. As to diversification, we continue to invest in our new magazine, Blueprint; we currently expect $8 million of net investment on the title in 2007;additionally, we have earmarked approximately $1 million towards new initiatives such as purchasing photo rights and testing additional magazine concepts. Though this will depress our publishing margins in the near-term, we are focused on building long-term value and Blueprint is part of our strategy to extend our consumer reach and diversify our advertiser base.
Turning to Merchandising, there is a great deal to discuss. Gains in first quarter revenue can be attributed to a mix of timing and improvements in the business including revenue from Singer Sewing and EK Success. Looking ahead, our Macy’s line will become available in certain stores over the summer in advance of a September consumer launch. Based on the initial buyer feedback, we remain confident in its success. We are also feeling good about our Crafts line, which launched at retail on May 1 and marks the first foray into the $30 billion Crafts business.
Overall, Merchandising numbers are somewhat fluid given our multiple new product launches. It is important to point out that given the fixed cost nature of the business, incremental margins are essentially 100%. We will be able to get a better sense later this year of trends in the new launches and will have more to share on our next call.
Turning to Internet, where the three revenue drivers are advertising, digital products and our flowers business. The upside in the quarter was largely the result of a shift in expenses out of Q1 and into future quarters. In addition, we will invest an incremental $500,000 to $1 million of our consolidated upside in the quarter into additional marketing programs to help drive traffic in the second half of 2007. Over the past year, we have grown our Internet cost base to a level that we think positions us well to drive meaningful revenue growth in 2007 and 2008. Ad revenue growth is our key focus, and we continue to believe we can double our online ad revenue in 2007. Much of that revenue will come in the second half of the year.
Turning to Broadcasting, our TV show continues to serve as a valuable marketing vehicle for the business: this is especially true as we launch new initiatives this year. The show is benefiting from two trends: One, high-margin product integrations, including the Singer Sewing deal, and, two, tight cost controls. These two trends led to improved results in Q1 and will help Q2 as well. Overall, we expect the full Season 2 costs will finish approximately $1 million lower than Season 1. Finally, I would note that product integrations in 360 ad packages were a key focus of our March upfront. It is too early to make CPM predictions, and we will provide you with the market, an update on the market on our second quarter call.
To recap the quarter, three factors accounted for our $4 million adjusted EBITDA upside: First, a delay in certain spending that will occur in later quarters. Second, revenue-related to our unanticipated deal with the Singer Sewing Company and, third, revenue from crafts that we expect to start in Q2. After factoring in spending that will hit later in quarters, in later quarters, the net result is that $2 million flows through to the bottom line in 2007. Moreover, because we outperformed the high end of our operating income and adjusted EBITDA guidance across all business segments, we are raising our full-year guidance.
On a consolidated basis, we are maintaining expected revenue in the range of $330 to $340 million while increasing operating income by $4 million in the range of $9.5 million to $12.5 million and adjusted EBITDA by $2 million in the range of $34 to $37 million, Capital expenditures should approximate $6 million, and we do not expect any material tax charges for the year. In fact, our NOL is about $90 million.
Finally, let me give you second quarter 2007 guidance on both the consolidated and a segment basis: On a consolidated basis, we are expecting revenue in the range of $69 to $72 million, operating loss in the range of $(7.5) to $(9.5) million, and adjusted EBITDA loss in the range of $(1.0) to $(3.0) million. On a segment basis our guidance is the following: For Publishing, second quarter revenues expected to be in the range of $45 to $46 million, while adjusted EBITDA is expected to be $5.5 to $6 million. Recall that the prior year included a one-time $3.2 million benefit. Excluding the prior-year adjustment, second quarter EBITDA is expected to increase approximately $2 million, despite an incremental $1 million investment in Blueprint. In the second quarter, we anticipate ad page growth of 14% year-over-year for Living and 18% for Everyday Food. We continue to expect revenue growth will outpace page growth.
Merchandising revenues for the second quarter are expected to be approximately $9 million to $10 million while adjusted EBITDA is expected to be $3 to $4 million. We expect Internet revenues to be $5 to $5.5 million for the quarter and adjusted EBITDA to be a loss of approximately

$(2.0) million. Broadcasting revenue is expecting to be $10 to $10.5 million while adjusted EBITDA should be in the range of $1 to $1.5 million. Corporate expenses should approximate $(10.5) million.
Growth continues to be the focus of our business in 2007. Growth that is delivered from both our media and merchandising businesses; growth that builds upon the uniqueness of our brands and the talents of our people; and growth that rewards shareholders by investing with an eye both towards cost controls and long-term value creation.
This concludes the formal part of the presentation. I would now like to turn the call back to the conference call operator for Q&A.

QUESTION AND ANSWER

Operator
Thank you. The floor is now open for questions. (OPERATOR INSTRUCTIONS). Please hold the line while we hold for questions. Our first question is coming from Lisa Monaco with Morgan Stanley. Please go ahead.

Lisa Monaco — Morgan Stanley — Analyst
Good morning. Howard or Susan, I was wondering if you could elaborate on the craft side. Susan, you mentioned the $100 million that you expect to generate from that business. How much will flow to you or if can you just give us a high level in terms of how you recognize your revenue from those retail sales to date.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
So $100 million is sort of a near-term target. Our royalty rate, without getting into specifics on a conference call, it is in a range on a retail basis a range with other deals, they expect 3% to 5% of that depending on the wholesale margin. And just as a refresher, that deal is a deal with the manufacturer. So we are paid based upon wholesale sales, so again, it’s $100 million at retail, we get paid on wholesale so it is a margin of that $100 million our royalty is based on the wholesale shipments. We will know a lot more towards the end of the year once the product starts selling.

Lisa Monaco — Morgan Stanley — Analyst
Okay. And then, I guess a similar question to Costco, if you could just elaborate a little bit more on what that partnership involves and how we should think about the opportunity there. Thanks.

Susan Lyne — Martha Stewart Living Omnimedia — President, CEO
I can not size this business for you yet but I would just say that this is a really great company. They focus on a limited number of SKUs and expect each of them to be very high volume. They are a $60 billion a year business. And we have the same interest here, which is to grow a big business with very targeted high-quality SKUs. So, they are great at this and I think we are all very, very excited about the opportunity.

Lisa Monaco — Morgan Stanley — Analyst
Susan, can you just elaborate on quickly what products you will be co-branding together?

Susan Lyne — Martha Stewart Living Omnimedia — President, CEO
We are looking at both fresh foods and frozen foods. And again, we are, we are still in the midst of tastings and going through what the assortment is going to be. But it will be fresh refrigerated and frozen foods.

Lisa Monaco — Morgan Stanley — Analyst
Okay. And so, is this most likely an ‘08 event?

Susan Lyne — Martha Stewart Living Omnimedia — President, CEO
I would say yes. We may get to market a little earlier with a few things. But we expect it to be really an ‘08 rollout.

Lisa Monaco — Morgan Stanley — Analyst
Thank you.

Operator
Thank you. (OPERATOR INSTRUCTIONS). Our next question is coming from Michael Meltz with Bear Stearns. Please go ahead.

Michael Meltz — Bear Stearns — Analyst
Hi, thank you. I have four questions. So cut me off if you need. To on Costco, is there — can you discuss exclusivity in the food area? Do you have the ability to still do a deal with a packaged goods company if you want to? Secondly, are there expenses that you are going to be incurring for that through the year before revenues turn on next year? And two more on merchandising. Howard, can you give us the Kmart performance in the quarter? And then, you said I think four times during the text, or during your comments, there was a benefit from Singer and early crafts. Can you size that for us? Thank you.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Okay. I will let Susan take the Costco one.

Susan Lyne — Martha Stewart Living Omnimedia — President, CEO
I am not going to get into the details of this contract right now. We really are not going to discuss the terms of this deal. We do expect we will have some expenses as we ramp up this year, but they are not significant expenses. A lot of this work is being done by our own internal food teams. So it is a limited expense in ‘07.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
That is part of the reason. So we beat the quarter by $4 million, part of the reason not all of that drops to the bottom line initiatives like this.

Michael Meltz — Bear Stearns — Analyst
Yep.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
So, your other two questions, the Kmart sales. Kmart comp store sales were down about 14.5% in the quarter. And that is, spread fairly evenly between soft tone, garden, and housewares. On a total sales basis it was down 16.3%. It is frankly hard to put any color on the sales trends. But they continue at that pace.
Your next question was about Singer and EK. EK contributed about $400,000 in the quarter on a net revenue basis. And Singer, for competitive reasons, we do not want to give out the dollar amount. I would say that we recorded a portion of the total revenue in the period in the merchandising segment. The other two pieces of the deal is a media deal, so there is going to be integrations on our TV show which they paid for. And then the third leg of the deal is a royalty based upon retail sales. So again, a piece of the deal, which according to the quarter, do not want to get into the details, the other two pieces, the broadcasting revenue will record the integration fees and merchandising will record retail sales.

Michael Meltz — Bear Stearns — Analyst
Okay. That is helpful. At the publishing group, can you give us, you gave page growth for MSL, and can you tell us what MSL ad revenue growth was, as well as circ growth for the group, please?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Yes. Circ was relatively flat on a revenue basis year on year. And I say that excluding the benefit from Blueprint in the period. And I just want to point out; someone had asked me, what did Blueprint contribute in the quarter, if you ex out Blueprint, which did in a comparable issue in the prior year, that 20% revenue growth would have been closer to 17% revenue growth. So still, really strong revenue growth across all magazines. And your specific question on MSL, Martha Stewart Living, was up right in line with that 17%, I think about 16.5%. Year -on -Year in the quarter.

Michael Meltz — Bear Stearns — Analyst
Okay. On 7% page growth?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Correct.

Michael Meltz — Bear Stearns — Analyst
Okay.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
You are going to see that that same trend continue into the second quarter. So we are focused on it, in some cases giving you, turning away pages and focusing on higher CPM advertisers and/or categories.

Michael Meltz — Bear Stearns — Analyst
And MSL circ?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Circ was flattish in the period, revenue.

Michael Meltz — Bear Stearns — Analyst
Okay. Thank you.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Just, sorry to keep interrupting you. We have increasing rate bases effective for the January issue on nearly every book this year. So what we are doing, though, is managing away that bonus. So instead of increasing our total circ, which is around $2 million, we are using up a piece of the bonus to make it a more profitable circulation.

Michael Meltz — Bear Stearns — Analyst
Got it. Let me sneak in one more. Can you give us the TV ratings performance in the quarter?

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Yes. Our ratings, I actually do not have the specific data in front of me, but are trading around a 1.4, 1.5ish for quarter-to-date.

Michael Meltz — Bear Stearns — Analyst
Got it. Thank you.

Howard Hochhauser — Martha Stewart Living Omnimedia — CFO
Thank you.

Operator
(OPERATOR INSTRUCTIONS) There appear to be no further questions. This does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day.